U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Earliest Event Reported:  September 1, 2003

RTG Ventures, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-85072	59-3666743
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

185 Madison Ave., 10th Floor

New York, N.Y. 10016

(Address of principal executive offices, including zip code)

(212) 725-4423

(Registrant’s telephone number, including area code)

Item 5.  Other Events and Regulation FD Disclosure

Effective September 1, 2003, Sir Brian Wolfson and Linda Perry were appointed as members of the Board of Directors to fill existing vacancies. Sir Brian Wolfson was appointed as  Chairman and Linda Perry as Chief Executive Officer.

SIR BRIAN WOLFSON, CHAIRMAN, AGE 67

Sir Brian Wolfson is a distinguished leader in international business, public service and academia. Most recently, he was Chairman of Fruit of the Loom (NYSE) during it's turnaround from 2000-2002, having begun his association with the Company in 1992 when he was appointed a Director. Mr. Wolfson was Chairman of Wembley, Plc, from 1986-1995 in addition to being a Director of Scientific Games, a public company based in New York (NASDAQ SGMS) since 1988. He was appointed a Director of Playboy Enterprises (NYSE PLA) in 1996.  He is a founder member of the Joseph H. Lauder Institute (International MBA), University of Pennsylvania. From 1987-1992 he was Chairman of the National Economic Development Council, Tourism and Leisure in the U.K., as well as various directorships in Anglo-American businesses. He was named the first non-North American President of the Young President's Organization (YPO). He was awarded an Honorary Doctorate of Law from the University of Liverpool and an Honorary Doctorate of Business Administration from John Moores University.

LINDA PERRY, CHIEF EXECUTIVE OFFICER, AGE 42

Ms. Perry has had an extensive career in global and entrepreneurial businesses. As Chief Executive Officer and a Director of Far East Challenges, Plc, Ms. Perry, in conjunction with the shareholders, has led the strategic development of RTGV's current enterprise. From 2001-2002, she was the Senior Advisor to the Board of Balli Klockner Holdings, Plc., where her role was to integrate the acquisition of Klockner & Co. The acquisition resulted in the creation of the world's largest steel, multi-metal, distribution and trading company. Between 1999-2001, she was appointed a Director and a member of the Executive Committee of Churchill Insurance Group, Plc, a division of the Credit Suisse Group. Ms. Perry was President of GWR Enterprises, Inc., from 1997-1999, focused on new business opportunities through private equity and special situation investments. She was a Senior Executive at Exxon Corporation (NYSE XOM) holding General Management positions in Finance, Marketing, Organization (including coporate governance, management succession, and executive compensation) with worldwide responsibility, from 1983-1996. Ms. Perry holds a Masters in Business Administration (MBA) from Harvard University. She has been a visiting lecturer/professor at IMD, Lausanne, Switzerland, INSEAD, Fontainbleau, France and the Stern School of Business at New York University, throughout her career.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTG VENTURES, INC.

Date: September 5, 2003	By: /sBarrington J. Fludgate
Barrington J. Fludgate, Corporate Secretary